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Exhibit 23

Independent Auditors' Consent

The Board of Directors
NeoRx Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-65862, 333-35442, 333-45398 and 333-111344) on Forms S-3 and in the registration statements (Nos. 333-89476, 333-71368, 33-43860, 33-46317, 33-87108, 333-32583 and 333-41764) on Forms S-8 of NeoRx Corporation of our report dated March 2, 2004 with respect to the consolidated balance sheets of NeoRx Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of NeoRx Corporation.

/s/ KPMG LLP

Seattle, Washington
March 9, 2004

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Independent Auditors' Consent